EXHIBIT (A)(1)


                              CHASE SECURITIES INC.
                            THE CHASE MANHATTAN BANK
                                 270 Park Avenue
                            New York, New York 10017

                            DLJ CAPITAL FUNDING, INC.
                                 277 Park Avenue
                            New York, New York 10172

                           CREDIT SUISSE FIRST BOSTON
                              Eleven Madison Avenue
                          New York, New York 10010-3629

                               FLEET NATIONAL BANK
                               One Federal Street
                           Boston, Massachusetts 02110

                                February 26, 1999

                                  $475,000,000
                        SENIOR SECURED CREDIT FACILITIES
                                COMMITMENT LETTER


Welsh, Carson, Anderson & Stowe VIII, L.P.
320 Park Avenue

Suite 2500
New York, New York  10022-6815

Attention:        Andrew M. Paul
                  Paul B. Queally
                  D. Scott Mackesy

Gentlemen:

         You have advised Chase Securities Inc. ("CSI"), The Chase Manhattan Bank ("CHASE"), DLJ Capital Funding, Inc. ("DLJ"), Credit Suisse First Boston ("CSFB") and Fleet National Bank ("FLEET"; together with Chase, DLJ and CSFB, the "UNDERWRITERS") that you, together with your affiliates (collectively, "WCAS") will form a new corporation ("NEWCO") for the purpose of effecting the recapitalization (the "ACQUISITION") of Concentra Managed Care, Inc. ("CONCENTRA"). The Acquisition will be effected by a merger of Newco with and into Concentra, as a result of which WCAS will own 93% of the common stock of Concentra and the existing stockholders will own 7% of such common stock. The existing stockholders of Concentra, other than WCAS, will receive cash consideration in exchange for the remainder of their common stock in Concentra. Alternatively, in the event that WCAS and Concentra so agree, WCAS will form a new corporation ("NEWCO I") and other investors selected by WCAS and satisfactory to the Underwriters (collectively, the "OTHER INVESTOR") will form a new corporation ("NEWCO II"), and the Acquisition will be effected by Newco I and Newco II being merged with and into Concentra, as a result of which WCAS and the Other Investor will own 93% and 7%, respectively, of the common stock of Concentra and the other existing stockholders of Concentra will receive cash for all their existing common stock of Concentra. For purposes hereof, any such alternate transaction (the

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"ALTERNATE  TRANSACTION") is also referred to as the "Acquisition."  Immediately after the Acquisition, Concentra will contribute (the "CONTRIBUTION") all of its assets, including the stock of its direct subsidiaries, to a newly created wholly-owned subsidiary (the "Borrower"). In connection with the Acquisition and the Contribution, approximately $328,000,000 of the existing indebtedness of Concentra will be refinanced (the "REFINANCING"; together with the Acquisition and the Contribution, the "TRANSACTIONS").

         In connection with the Transactions, you have advised us that you propose to finance such Transactions with (i) senior secured credit facilities in an aggregate amount of up to $475,000,000 (the "FACILITIES") of the Borrower, comprise of term loan facilities aggregating $375,000,000 (the "TERM
FACILITIES") and a $100,000,000 revolving credit facility (the "REVOLVING FACILITY"), (ii) senior subordinated financing in an aggregate amount of $190,000,000 of the Borrower on terms and conditions acceptable to the Agents (as defined below), (iii) senior unsecured pay-in-kind notes of $110,200,000 issued by Concentra and (iv) common equity in Newco consisting of $288,500,000 in new cash equity contributed by WCAS and $59,100,000 of shares of common stock of Concentra held by WCAS. After giving effect to the Acquisition, the existing stockholders will own common equity of Concentra having a value of $30,600,000. (In the event of the Alternative Acquisition, the Other Investor would invest $30,600,000 in the common equity of Newco II). The Revolving Facility will be used to finance the continuing operations, working capital needs and general corporate purposes of the Borrower and its subsidiaries, including acquisitions and investments in other entities subject to restrictions and limitations to be approved by CSI and the Underwriters.

         CSI is pleased to advise you that it is willing to act as advisor, co-lead arranger and joint book manager for the Facilities (in such capacity, a "CO-LEAD ARRANGER"), and Chase is pleased to advise you that it is willing to serve as administrative agent for the Facilities (in such capacity, the "ADMINISTRATIVE AGENT"). In addition, DLJ is pleased to advise you that it is willing to act as co-lead arranger (a "CO-LEAD ARRANGER"), joint book manager and syndication agent for the Facilities (in such capacity, the "SYNDICATION AGENT"; together with the Administrative Agent, collectively, the "AGENTS"). Furthermore, each of Chase and DLJ is pleased to advise you of its commitment to provide up to $166,250,000 of the Facilities and each of CSFB and Fleet is pleased to advise you that it is willing to act as co-documentation agent (each, in such capacity, a "CO-DOCUMENTATION AGENT") and of its commitment to provide up to $71,250,000 of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET").

         It is agreed that CSI and DLJ will act as the Co-Lead Arrangers, that Chase will act as the Administrative Agent, that DLJ will act as the Syndication Agent, for the Facilities and that CSFB and Fleet will act as the Co-Documentation Agents. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and CSI and Chase shall so agree.

         CSI and Chase intend to syndicate the Facilities to a group of financial institutions (together with the Underwriters, the "LENDERS") identified by CSI and Chase in consultation with you. CSI and Chase intend to commence syndication efforts promptly upon your entering into definitive documentation with respect to the Acquisition, and you agree actively to assist CSI and Chase in completing a syndication satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of WCAS, Concentra and the Borrower, (b) direct contact between senior management and advisors of WCAS, Concentra and the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI and Chase, of one or more meetings of prospective Lenders.

         CSI and Chase will manage all aspects of the syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders in consultation with you. To assist CSI and Chase in their syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to WCAS, the Borrower, the Transactions


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and the other  transactions  contemplated  hereby and to obtain the agreement of
Concentra to prepare and provide all information with respect to it, in each case, including all reasonable financial information and projections (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that, to
your   knowledge,   (a)  all  information   other  than  the  Projections   (the
"INFORMATION") that has been or will be made available to CSI and the Underwriters by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CSI and the Underwriters by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe in good faith to be reasonable. CSI and the Underwriters understand that Concentra is not your representative. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for the commitments of the Underwriters hereunder and the agreements of the Agents to perform the services described herein, you agree to pay, and to cause the Borrower to pay, the nonrefundable fees set forth in Annex I to the Term Sheet and in the Underwriters Fee Letter and the Administrative Agent Administration Fee Letter, each dated the date hereof and delivered herewith (collectively, the "FEE LETTERS").

         CSI and Chase shall be entitled, after consultation with you, DLJ, CSFB and Fleet to change the pricing, terms, structure or amounts of any of the Facilities if the syndication has not been completed and if CSI and Chase reasonably determine that such changes are advisable to ensure a successful syndication of the Facilities; provided the total amount of the Facilities remains unchanged.

         The commitments hereunder and the agreements to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Concentra and its subsidiaries, taken as a whole since December 31, 1997, (b) our not becoming aware after the date hereof of any information or other matter affecting Concentra, the Borrower or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the judgment of CSI and Chase, could materially impair the syndication of credit facilities similar or comparable to the Facilities, (d) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of WCAS, Concentra or the Borrower or any of their respective affiliates (except for any such debt securities as contemplated hereby and for any debt securities or bank financing by or on behalf of WCAS and its other affiliates as are coordinated with the syndication of the Facilities in consultation with CSI and Chase), (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to CSI, the Underwriters and their respective counsels, and the closing of the transactions thereunder and the Transactions on or before August 31, 1999, and (f) the other conditions set forth or referred to in the Term Sheet.

         You agree (a) to indemnify and hold harmless CSI, Chase, DLJ, CSFB and Fleet, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transactions or any other related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse CSI, Chase, DLJ, CSFB and Fleet and their respective affiliates on demand for all reasonable out-of-pocket expense (including due diligence expense, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements


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of  counsel)  incurred  in  connection  with  the  Facilities  and  any  related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information (provided that such indemnified person is not in breach of the confidentiality provisions hereof) or
other  materials  obtained  through  electronic,   telecommunications  or  other
information transmissions systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

         You acknowledge that we and our respective affiliates (the term "we" being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. We will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that we have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

         This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, CSI, Chase, DLJ, CSFB and Fleet. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) you may disclose this Commitment Letter, the Term Sheet and the Fee Letters (i) to your officers, agents and advisors who are directly involved in the consideration of this matter or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, including public disclosures required under United States securities rules and regulations (in which case you agree to inform us promptly thereof) and (b) you may disclose this Commitment Letter and the Term Sheet, and their terms and substance (but not the Fee Letters or their terms and substance) to Concentra, its officers, agents and advisors who are directly involved in the consideration of the Transactions on a confidential basis.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; PROVIDED, that your obligations under this Commitment Letter, other than those arising under the fourth, fifth, sixth and thirteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be release from all liability in connection therewith at such time. Subject to the foregoing, this Commitment Letter shall automatically terminate if the closing of the Facilities shall not occur by reason of any condition described in clause (c) or (d) in the ninth paragraph hereof not being satisfied or waived, as of the date on which the parties hereto mutually agree that such closing would otherwise occur.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 8:00 p.m., New York City time, on February 26, 1999. The commitments and the agreements herein will expire at such


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time in the event Chase has not received  such  executed  counterparts  and such amounts in accordance with the immediately preceding sentence.








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         We are  pleased  to have been  given the  opportunity  to assist you in connection with this important financing.

                                        Very truly yours,

                                        CHASE SECURITIES INC.

                                        By: /s/ JAMES A. FEELEY III
                                            ------------------------------------
                                        Name:        JAMES A. FEELEY III
                                              ----------------------------------
                                        Title:       VICE PRESIDENT
                                              ----------------------------------


                                        THE CHASE MANHATTAN BANK


                                        By: /s/ DEBORAH DAVEY
                                            ------------------------------------
                                        Name:        DEBORAH DAVEY
                                              ----------------------------------
                                        Title:       VICE PRESIDENT


                                        DLJ CAPITAL FUNDING, INC.


                                        By: /s/ JAMES L. PARADISE
                                            ------------------------------------
                                        Name:        JAMES L. PARADISE
                                              ----------------------------------
                                        Title:       SENIOR VICE PRESIDENT
                                              ---------------------------------


                                        CREDIT SUISSE FIRST BOSTON


                                        By: /s/ RICHARD CARY
                                            ------------------------------------
                                        Name:        RICHARD CARY
                                             -----------------------------------
                                        Title:       DIRECTOR
                                              ----------------------------------

                                        By: /s/ ARTURO DE PENA
                                            ------------------------------------
                                       Name:         ARTURO DE PENA
                                            ------------------------------------
                                       Title:        DIRECTOR
                                             -----------------------------------


                                        FLEET NATIONAL BANK


                                        By: /s/ JOHN E. DUNCAN
                                            ------------------------------------
                                        Name:        JOHN E. DUNCAN
                                             -----------------------------------
                                        Title:       MANAGING DIRECTOR
                                              ----------------------------------


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Accepted and agreed to
as of the date first
written above by:



                                     WELSH, CARSON, ANDERSON & STOWE VIII, L.P.


                                         By:      WCAS VIII ASSOCIATES, L.L.C.,
                                                  its General Partner

                                         By: /s/ ANDREW M. PAUL
                                             -----------------------------------
                                         Name:        ANDREW M. PAUL
                                              ----------------------------------
                                         Title:       MEMBER


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                                                                       Exhibit A

                        SENIOR SECURED CREDIT FACILITIES

                         Summary of Terms and Conditions

                                February 26, 1999

                              --------------------

         Welsh, Carson, Anderson & Stowe VIII, L.P., together with its affiliates (collectively, "WCAS") will form a new corporation ("NEWCO") for the purpose of effecting the recapitalization (the "ACQUISITION") of Concentra Managed Care, Inc. ("CONCENTRA"). The Acquisition will be effected by a merger of Newco with and into Concentra, as a result of which WCAS will own 93% of the common stock of Concentra and the existing stockholders will own 7% of such common stock. The existing stockholders of Concentra, other than WCAS, will receive cash consideration in exchange for the remainder of their common stock in Concentra. Alternatively, in the event that WCAS and Concentra so agree, WCAS will form a new corporation ("NEWCO I") and other investors selected by WCAS and satisfactory to the Underwriters (collectively, the "OTHER INVESTOR") will form a new corporation ("NEWCO II"), and the Acquisition will be effected by Newco I and Newco II being merged with and into Concentra, as a result of which WCAS and the Other Investor will own 93% and 7%, respectively, of the common stock of Concentra and the other existing stockholders of Concentra will receive cash for all their existing common stock of Concentra. For purposes hereof, any such alternate transaction (the "ALTERNATE TRANSACTION") is also referred to as the "Acquisition." Immediately after the Acquisition, Concentra will contribute (the "CONTRIBUTION") all of its assets, including the stock of its direct subsidiaries, to a newly created wholly-owned subsidiary (the "BORROWER"). In connection with the Acquisition and the Contribution, approximately $328,000,000 of the existing indebtedness of Concentra will be refinanced (the "REFINANCING"; together with the Acquisition and the Contribution, the "TRANSACTIONS").

I.       PARTIES

Concentra:                       Concentra Managed Care, Inc.

Borrower:                        A newly  created,  wholly  owned-subsidiary  of
                                 Concentra    as    referred   to   above   (the
                                 "BORROWER").

Guarantors:                      All  obligations  of  the  Borrower  under  the
                                 Senior Secured Credit Facility and hedging arrangements entered into with the Lenders (as defined below) and their affiliates shall be unconditionally guaranteed by Concentra and each of the Borrower's direct and indirect wholly-owned subsidiaries (the "GUARANTORS";
                                 the Borrower and the Guarantors, collectively, the "LOAN PARTIES").

Advisor, Co-Lead Arranger
and Joint Book Manager:          Chase  Securities  Inc.  ("CSI"  and,  in  such
                                 capacity, a "CO-LEAD ARRANGER").

Administrative Agent:            The Chase  Manhattan Bank ("CHASE" and, in such
                                 capacity, the "ADMINISTRATIVE  AGENT").


Co-Lead Arranger, Joint Book
Manager and Syndication Agent:   DLJ  Capital  Funding,  Inc.  ("DLJ")  (in such
                                 capacity, the "SYNDICATION AGENT" or a "CO-LEAD
                                 ARRANGER";  together  with  the  Administrative
                                 Agent, the "AGENTS").


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Co-Documentation Agents:         Credit  Suisse First Boston  ("CSFB") and Fleet
                                 National Bank ("FLEET"; each, in such capacity, a "CO-DOCUMENTATION AGENT").

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, DLJ, CSFB and Fleet, to be arranged by CSI and the Administrative Agent in consultation with the Borrower (the "LENDERS").

II.      TYPES AND AMOUNTS OF CREDIT FACILITIES

1.       TERM FACILITIES

Type and Amount of Facility:     Term loan facilities (the "TERM FACILITIES") in
                                 the aggregate  principal amount of $375,000,000
                                 (the loans thereunder, the "TERM LOANS") as follows:

                                 TRANCHE B TERM FACILITY: A seven year term loan facility to the Borrower (the "TRANCHE B TERM FACILITY") in an aggregate principal amount of $250,000,000 (the loans thereunder, the "TRANCHE B TERM LOANS"). The Tranche B Term Loans shall be repayable in nominal quarterly installments (in no event more than 1% per annum) for the first six years and thereafter in substantial quarterly installments to be determined until the date that is seven years after the Closing Date.

                                 TRANCHE C TERM FACILITY: An eight year term loan facility to the Borrower (the "TRANCHE C TERM FACILITY") in an aggregate principal amount of $125,000,000 (the loans thereunder, the "TRANCHE C TERM LOANS"). The Tranche C Term Loans shall be repayable in nominal quarterly installments (in no event more than 1% per annum) for the first seven years and thereafter in substantial quarterly installments to be determined until the date that is eight years after the Closing Date.

Availability:                    The  Term  Loans  shall  be  made  in a  single
                                 drawing on the Closing Date (as defined below).

Purpose: The proceeds of the Term Loans shall be used to finance the Transactions and to pay related fees and expenses.

2.   REVOLVING FACILITY

Type and Amount of Facility:     Six-year   revolving   credit   facility   (the
                                 "REVOLVING  FACILITY";  together  with the Term
                                 Facilities, the "CREDIT FACILITIES") in the amount of $100,000,000 (the loans thereunder, the "REVOLVING LOANS"; together with the Term
                                 Loans, the "LOANS").

Availability:                    The Revolving Facility shall be fully available
                                 on  a   revolving   basis   during  the  period
                                 following  the  Closing  Date and ending on the
                                 sixth   anniversary   thereof  (the  "REVOLVING
                                 TERMINATION DATE"). No Revolving Loans shall be made on the Closing Date.

Letters of Credit:               A  portion  of the  Revolving  Facility  not in
                                 excess of an amount to be determined shall be available for the issuance of letters of credit
                                 (the "LETTERS OF CREDIT") by Chase (in such capacity, the "ISSUING LENDER"). No


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                                 Letter of Credit shall have an expiration  date
                                 after the earlier of (a) one year after the date of issuance (unless approved by Lenders
                                 holding   not  less  than  a  majority  of  the
                                 Revolving  Facility) and (b) five business days
                                 prior  to  the  Revolving   Termination   Date,
                                 PROVIDED that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                                 Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of the Revolving Loans) on the next business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a PRO RATA basis.

Maturity:                        The Revolving Termination Date.

Purpose: The proceeds of the Revolving Loans shall be used to finance the working capital needs and for general corporate purposes of the Borrower and its subsidiaries, including acquisitions and investments in other entities subject to restrictions and limitations to be determined.

III.     CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:         As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:           Loans may be  prepaid  and  commitments  may be
                                 reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied to the Tranche B
                                 Loans and the Tranche C Loans ratably and to the installments thereof in an order to be determined and may not be reborrowed.

Mandatory Prepayments and
Commitment Reductions:           The  following  amounts  shall  be  applied  to
                                 prepay the Term Loans and reduce the  Revolving
                                 Facility:

                                 (a) 50% of the net proceeds of any sale or issuance of equity after the Closing Date by Concentra or the Borrower (excluding equity issued to directors and employees under benefit plans, equity issued to sellers as consideration in acquisitions and equity issued to the existing shareholders of Concentra or in a private placement to investors arranged by WCAS to finance acquisitions);

                                 (b) 100% of the net proceeds of any incurrence of certain indebtedness (excluding Senior Subordinated Notes (as defined below) the net proceeds of which are used to refinance the Senior Subordinated Bridge Debt (as defined below)) after the Closing Date by Concentra or the Borrower or any of their subsidiaries;

                                 (c) 100% of the net proceeds of any sale or other disposition (other than as a result of casualty or condemnation where such proceeds are used to repair or replace assets up to a maximum amount to be determined) by Concentra or the Borrower or any of their subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other exceptions to be agreed upon and subject to threshold and limitations to be determined); and

                                 (d) 50% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower commencing with the first full fiscal year after the Closing Date).

                                 All such amounts shall be applied, FIRST, to the prepayment of the Term Loans and, SECOND, to the permanent reduction of the Revolving Facility. Each such prepayment of the Term Loans shall be applied to the Tranche B Term Loans and the Tranche C Term Loans ratably and to the installments thereof in an order to be determined and may not be reborrowed. The Revolving Loans shall be prepaid and the Letter of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Facility.

IV.   COLLATERAL                 The  obligations  of each Loan Party in respect
                                 to   the   Credit    Facilities   and   heading
                                 arrangements  entered into with the Lenders and
                                 their   affiliates   shall  be   secured  by  a
                                 perfected first priority  security  interest in
                                 substantially   all   of   its   tangible   and
                                 intangible    assets    (including,     without
                                 limitation,    intellectual   property,    real
                                 property  and all of the capital  stock of each
                                 of  its  direct  and  indirect   subsidiaries),
                                 excluding assets subject to certain permitted liens and rights under non-assignable contracts of types to be agreed upon.

V.    CERTAIN CONDITIONS

Initial Conditions:              The availability of the Credit Facilities shall
                                 be  conditioned  upon  satisfaction  of,  among
                                 other   things,   the   following    conditions
                                 precedent   (the  date  upon   which  all  such
                                 conditions precedent shall be satisfied, the "CLOSING DATE");

                                 (a) Each Loan Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities (the "CREDIT DOCUMENTATION").

                                 (b) Newco shall have received at least $347,600,000 in cash and Concentra shares from the issuance of its common stock (which amount includes the cash purchase price for shares in Newco purchased by WCAS and the value of shares already owned by WCAS and contributed to Newco, each as set forth in the Sources and Uses Table in Annex II hereto) on satisfactory terms and conditions. The existing stockholders (other than WCAS) will own 7% of the common stock of Concentra after the Acquisition with a value of approximately $30,600,000. Concentra shall have received at least $110,200,000 from the issuance of its senior unsecured notes on satisfactory terms and conditions (including that the interest thereon shall be payable in kind for at least the first five years following the Closing Date) (the "CONCENTRA
                                 NOTES"), each on satisfactory terms and conditions, and the Borrower shall have received at least $190,000,000 from the issuance of senior subordinated bridge debt to an affiliate of WCAS and other investors arranged by it (the "SENIOR SUBORDINATED BRIDGE DEBT") on satisfactory terms and conditions or its senior subordinated debt (the "SENIOR SUBORDINATED NOTES"), issued in a public offering or under Rule 144A on satisfactory terms and conditions. The ownership and capital structure of each Loan Party after the Transactions; and the terms applicable thereto, shall be reasonably satisfactory in all respects.

                                 (c) The Transactions shall have been consummated in a manner consistent with the Sources and Uses Table attached as Annex II hereto and pursuant to reasonably satisfactory documentation, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect. Concentra and its subsidiaries shall not have any indebtedness (other than immaterial indebtedness on terms and conditions satisfactory to the Administrative Agent) immediately prior to or immediately after the Closing Date other than the Concentra Notes, the Senior Subordinated Notes and the Loans and indebtedness refinanced as contemplated on such Sources and Uses Table.

                                 (d) The Lenders, the Co-Lead Arrangers, the Co-Documentation Agents and the Agents shall have received all fees required to be paid, and all expenses required to be reimbursed and for which invoices have been presented, on or before the Closing Date.

                                 (e) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions, the financings contemplated hereby and the continuing operations of Concentra, the Borrower and their subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Transactions or the financings thereof.

                                 (f) The Lenders shall have received (i) satisfactory audited consolidated financial statements of Concentra for its fiscal year ended December 31, 1998 and satisfactory unaudited consolidating (on a business unit basis) financial statements of Concentra for such fiscal year and (ii) satisfactory unaudited interim consolidated and consolidating (on a business unit basis) financial statements of Concentra for each quarterly period and satisfactory unaudited interim consolidated financial statements of Concentra for each fiscal month, ended subsequent to December 31, 1998, as to which such financial statements are available.

                                 (g) Concentra shall have consolidated EBITDA for the twelve months ending with the fiscal quarter most recently completed prior to the Closing Date of not less than $107,500,000 (calculated in a manner consistent with discussions between WCAS and CSI prior to the date hereof).

                                 (h) The Lenders shall have received a satisfactory PRO FORMA consolidated balance sheet of each of Concentra and the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph
                                 (f) above, adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions had occurred on such date.

                                 (i) The Lenders shall have received satisfactory financial information and analyses for Concentra and the Borrower and their subsidiaries for the period from the Closing Date through the final maturity of the Term Loans.

                                 (j) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to Concentra, the Borrower and their subsidiaries, and such search shall reveal no liens on any of the assets of Concentra, the Borrower or their subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                                 (k) The fees and expenses to be incurred in connection with the Transactions and the financing thereof shall not exceed $45,000,000 in the aggregate.

                                 (l) The Agents shall be reasonably satisfied with the liability and casualty insurance applicable to the Borrower and its subsidiaries on the Closing Date, with respect to periods before and after the Closing Date.

                                 (m) The Lenders shall have received a satisfactory solvency opinion from an independent valuation firm reasonably satisfactory to the Administrative Agent that shall document the solvency of Concentra and the Borrower (on a consolidated basis) after giving effect to the Transactions and the other transactions contemplated hereby.

                                 (n) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries, (ii) delivered to Newco by counsel to Concentra, accompanied by reliance letters in favor of the Lenders as reasonable available and (iii) from such special and local counsel as may be required by the Administrative Agent), consultants' reports and opinions and such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:             The making of each extension of credit shall be
                                 conditioned   upon  (a)  the  accuracy  of  all
                                 representations  and  warranties  in the Credit
                                 Documentation  (including,  without limitation,
                                 the  material  adverse  change  and  litigation
                                 representations) and (b) there being no default
                                 or event of  default in  existence  at the time
                                 of, or after  giving  effect to the  making of,
                                 such extension of credit. As used herein and in
                                 the Credit  Documentation  a "material  adverse
                                 change"  shall mean any event,  development  or
                                 circumstance  that has had or could  reasonably
                                 be expected to have a material  adverse  affect
                                 on (a)  the  Transactions,  (b)  the  business,
                                 property,
                                    operations,    condition    (financial    or
                                    otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or (c) the validity or enforceability of any of the Credit Documentation.

VI.   CERTAIN DOCUMENTATION MATTERS

                                    The  Credit   Documentation   shall  contain
                                    representations,  warranties,  covenants and
                                    events of default  customary for  financings
                                    of  this   type  and  other   terms   deemed
                                    appropriate   by  the  Lenders,   including,
                                    without limitation:

Representations  and  Warranties:   Financial  statements  (including  pro forma
                                    financial  statements);  absence of material
                                    undisclosed liabilities; no material adverse
                                    change; corporate existence; compliance with
                                    law;    corporate   power   and   authority;
                                    enforceability of Credit  Documentation;  no
                                    conflict  with law or  material  contractual
                                    obligations;   no  material  litigation;  no
                                    default;   ownership  of  property;   liens;
                                    intellectual     property;    no    material
                                    burdensome   restrictions;   taxes;  Federal
                                    Reserve   regulations;   ERISA;   Investment
                                    Company  Act;  subsidiaries;   environmental
                                    matters;  solvency; labor matters;  material
                                    year 2000 matters; accuracy of disclosure in
                                    all   material    respects;    adequacy   of
                                    insurance; and creation and perfection of security interests.

Affirmative Covenants:              Delivery of financial  statements,  reports,
                                    accountants' letters, projections, officers'
                                    certificates    and    other     information
                                    reasonably requested by the Lenders; payment
                                    of other material obligations;  continuation
                                    of business and maintenance of existence and
                                    material rights and  privileges;  compliance
                                    with   laws   and    material    contractual
                                    obligations;  maintenance  of  property  and
                                    insurance; maintenance of books and records;
                                    right of the Lenders to inspect property and
                                    books  and  records;  notices  of  defaults;
                                    litigation   and  other   material   events;
                                    compliance  in all  material  respects  with
                                    environmental   laws;   further   assurances
                                    (including, without limitation, with respect
                                    to  security   interests  in  after-acquired
                                    capital  stock);  and  an  agreement  by the
                                    Borrower  to obtain,  following  the Closing
                                    Date,  interest  rate  protection in amounts
                                    and   on   terms    satisfactory    to   the
                                    Administrative Agent.

Financial Covenants:                Financial  covenants   (including,   without
                                    limitation,   minimum   interest  and  fixed
                                    charge coverage and maximum leverage).

Negative Covenants:                 Limitations on (with exceptions to be agreed
                                    upon with respect to): indebtedness;  liens;
                                    guarantee       obligations;        mergers,
                                    consolidations,       liquidations       and
                                    dissolutions;   sales  of  assets;   leases;
                                    dividends  and other  payments in respect of
                                    capital   stock;    capital    expenditures;
                                    investments,  loans and  advances;  optional
                                    payments and  modifications  of subordinated
                                    and  other  debt  instruments;  transactions
                                    with   affiliates;   sale  and   leasebacks;
                                    changes  in  fiscal  year;  negative  pledge
                                    clauses;  changes in lines of business;  and
                                    changes  after the  Closing  Date in passive
                                    holding  company  status of  Concentra.  The
                                    dividend  covenant shall permit dividends to
                                    be paid by the Borrower to enable  Concentra
                                    to  pay  interest  on  the  Concentra  Notes
                                    following  the  fifth   anniversary  of  the
                                    Closing Date, subject to the achievement of performance or financial criteria to be determined.

Events of Default:                  Nonpayment of principal when due; nonpayment
                                    of interest,  fees or other  amounts after a
                                    grace  period  to be agreed  upon;  material
                                    inaccuracy    of     representations     and
                                    warranties; violation of covenants (subject,
                                    in   the   case   of   certain   affirmative
                                    covenants,  to a grace  period  to be agreed
                                    upon); cross-default (subject to a threshold
                                    to  be  agreed  upon);   bankruptcy  events;
                                    certain  ERISA events;  material  judgments;
                                    actual  or   asserted   invalidity   of  any
                                    guarantee     or     security      document,
                                    subordination    provisions    or   security
                                    interest; and a change of control (the definition of which is to be agreed).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Credit Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to
                                    (i)  reductions  in the amount or extensions
                                    of the  scheduled  date of  amortization  or
                                    final maturity of any Loan,  (ii) reductions
                                    in  the  rate  of  interest  or  any  fee or
                                    extensions of any due date thereof and (iii)
                                    increases in the amount or extensions of the
                                    expiry date of any Lender's  commitment  and
                                    (b) the consent of 100% of the Lenders shall
                                    be    required    with    respect   to   (i)
                                    modifications   to   any   of   the   voting
                                    percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral.

Assignments and  Participations:    The Lenders shall be permitted to assign and
                                    sell   participations  in  their  Loans  and
                                    commitments,   subject,   in  the   case  of
                                    assignments (other than to another Lender or
                                    to an affiliate of a Lender), to the consent
                                    of the Administrative Agent and the Borrower
                                    (which  consent  in each  case  shall not be
                                    unreasonably    withheld).    Non-pro   rata
                                    assignments shall be permitted.  In the case
                                    of  partial   assignments   (other  than  to
                                    another  Lender  or  to  an  affiliate  of a
                                    Lender), the minimum assignment amount shall
                                    be $5,000,000 unless otherwise agreed by the
                                    borrower  and  the   Administrative   Agent.
                                    Participants shall have the same benefits as
                                    the Lenders with respect to yield protection
                                    and increased cost provisions. Voting rights
                                    of  participants  shall be  limited to those
                                    matters    with   respect   to   which   the
                                    affirmative vote of the Lender from which it
                                    purchased   its   participation   would   be
                                    required as described  under "Voting" above.
                                    Pledges   of   Loans  in   accordance   with
                                    applicable  law shall be  permitted  without
                                    restriction.   Promissory   notes  shall  be
                                    issued under the Credit Facilities only upon request.

Yield Protection:                   The  Credit   Documentation   shall  contain
                                    customary   provisions  (a)  protecting  the
                                    Lenders  against  increased costs or loss of
                                    yield  resulting  from  changes in  reserve,
                                    tax, capital adequacy and other requirements
                                    of law and from the imposition of or changes
                                    in   withholding  or  other  taxes  and  (b)
                                    indemnifying   the  Lenders  for   "breakage
                                    costs" incurred in connection with, among other things, any prepayment of a Eurodollar
                                    Loan on a day other than the last day of an interest period with respect thereto, with the foregoing subject to the right of the Borrower to replace any Lender who has incurred material increased costs.

Expenses and  Indemnification:      The  Borrower  shall pay (a) all  reasonable
                                    out-of-pocket expenses of the Administrative
                                    Agent  and  the   Co-Lead   Arrangers,   the
                                    Syndication  Agent
                                    and the  Co-Documentation  Agents associated
                                    with   the   syndication   of   the   Credit
                                    Facilities and the  preparation,  execution,
                                    delivery  and  administration  of the Credit
                                    Documentation  and any  amendment  or waiver
                                    with   respect   thereto    (including   the
                                    reasonable  fees,  disbursements  and  other
                                    charges    of    counsel)    and   (b)   all
                                    out-of-pocket expenses of the Administrative
                                    Agent  and  the   Lenders   (including   the
                                    reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                    The   Administrative   Agent,   the  Co-Lead
                                    Arrangers,   the  Syndication   Agent,   the
                                    Co-Documentation Agents and the Lenders (and
                                    their   affiliates   and  there   respective
                                    officers, directors, employees, advisors and
                                    agents) will have no liability for, and will
                                    be  indemnified  and held harmless  against,
                                    any losses, claims, damages,  liabilities or
                                    expenses   incurred   in   respect   of  the
                                    financing  contemplated hereby or the use or
                                    the proposed use of proceeds thereof, except
                                    to the  extent  they  are  found by a final,
                                    non-appealable  judgment of a court to arise
                                    from  the  gross   negligence   or   willful
                                    misconduct of the indemnified party.

Governing Law and Forum:            State of New York.

Counsel to the Administrative

Agent and CSI:                      Simpson Thacher & Bartlett.

                                                                         ANNEX I


                                      INTEREST AND CERTAIN FEES

Interest Rate Options:              The   Borrower  may  elect  that  the  Loans
                                    comprising each borrowing bear interest at a rate per annum equal to:

                                         the  ABR plus the Applicable Margin; or

                                         the Eurodollar Rate plus the Applicable
                                         Margin.

                                    As used herein:

                                    "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "PRIME RATE") and (ii) the federal funds effective rate from time to time PLUS 0.5%.

                                    "APPLICABLE MARGIN" means (a) in the case of ABR Loans (as defined below), 2.25% for Tranche B Term Loans, 2.50% for Tranche C Term Loans, and 1.75% for Revolving Loans, and (b) in the case of Eurodollar Loans (as defined below), 3.25% for Tranche B Term Loans, 3.50% for Tranche C Term Loans, and 2.75% for Revolving Loans. The Applicable Margins for Revolving Loans shall be subject to reduction following the first anniversary of the Closing Date in accordance with a pricing grid based on leverage levels to be determined and provided that no event of default has occurred and is continuing.

                                    "EURODOLLAR  RATE" means the rate  (adjusted
                                    for  statutory   reserve   requirements  for
                                    eurocurrency   liabilities)  for  eurodollar
                                    deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Dow Jones Markets screen.

Interest Payment Dates:             In the case of Loans bearing  interest based
                                    upon the ABR ("ABR Loans"), quarterly in arrears.

                                    In the case of Loans bearing  interest based
                                    upon  the   Eurodollar   Rate   ("EURODOLLAR
                                    LOANS"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:                    The  Borrower  shall  pay a  commitment  fee
                                    calculated at the rate of _ of 1% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears.

Letter of Credit Fees:              The   Borrower   shall  pay  a  fee  on  all
                                    outstanding Letters of Credit at a per annum
                                    rate equal to the Applicable  Margin then in
                                    effect with respect to  Eurodollar  Loans on
                                    the  average  daily  undrawn  face amount of
                                    each such  Letter of Credit.  Such fee shall
                                    be  shared   ratably   among   the   Lenders
                                    participating in the Revolving Facility and shall be payable quarterly in arrears.


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                                    A fronting  fee equal to 0.125% per annum on
                                    the average daily undrawn face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                       At any time when the  Borrower is in default
                                    in the  payment of any  amount of  principal
                                    due  under  the   Credit   Facilities,   all
                                    outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto.
                                    Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:                 All per annum rates shall be  calculated  on
                                    the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.





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